Exhibit 99.1

News Release

Weatherford Announces Third Quarter 2020 Results

•Revenues of $807 million declined 2% sequentially, with growth of 2% in North America offset by declines of 3% internationally
•Operating loss of $60 million and adjusted EBITDA of $104 million
•Cash flows from operations of $127 million and unlevered free cash flow of $107 million
•Total cash of $1.3 billion [1] as of September 30, 2020; completed transactions that enhanced liquidity and removed substantial doubt language from filings
•Hosted 15th annual Weatherford Enterprise Software Conference with over 500 clients participating worldwide

Note: Upon completing its financial restructuring in late 2019, the Company adopted fresh-start accounting resulting in Weatherford becoming a new entity for accounting and financial reporting purposes. As required by GAAP, results up to and including December 13, 2019 are presented separately as the predecessor period (the “Predecessor” period) and results from December 14, 2019 and onwards are presented as the successor period (the “Successor” period). The results from these Predecessor and Successor periods are not comparable. Nevertheless, for discussion purposes herein, the Company has presented the results of the Predecessor and Successor periods as we believe this provides the most meaningful basis to analyze our results.

Houston, November 3, 2020 – Weatherford International plc (OTC Pink: WFTLF) (“Weatherford” or the “Company”) announced today its results for the third quarter of 2020.
Revenues for the third quarter of 2020 were $807 million, a decline of 2% sequentially and 39% year-on-year. Reported operating loss was $60 million in the third quarter of 2020, compared to an operating loss of $497 million in the second quarter of 2020 and $447 million in the third quarter of 2019. The Company’s third-quarter 2020 net loss was $174 million, compared to a net loss of $581 million in the second quarter of 2020 and $821 million in the third quarter of 2019. Third-quarter 2020 cash flows from operations were $127 million and capital expenditures were $27 million.
On a non-GAAP basis:
•Adjusted EBITDA [2][3] of $104 million improved 32% sequentially and declined 42% year-on-year and associated margins of 13% increased 328 basis points sequentially and declined 72 basis points year-on-year
•Unlevered free cash flow of $107 million [2] during the quarter was flat sequentially and improved $312 million year-on-year
Girish Saligram, President and Chief Executive Officer, commented, “I am honored by the opportunity to lead Weatherford and I am excited about the Company’s potential to create meaningful value for our shareholders. My objective is for Weatherford to continue to partner with our customers to solve their challenges, while also generating sustainable levels of profitability and positive free cash flow. I believe our Company has a unique combination of key attributes that will enable us to achieve this goal, including a comprehensive technology portfolio, a global footprint, deep customer relationships, an extraordinary culture and a talented employee base that is committed to seeing the Company succeed.
“I am pleased with the organization’s continued focus on delivering operational excellence, while also implementing structural improvements to minimize the impact of activity reductions and improve the Company’s operating efficiency. We delivered sequential revenue growth of 2% in North America and adjusted segment EBITDA margins expanded by 730 basis points in the Western Hemisphere. We implemented actions to exceed our $800 million annualized cost savings plan and expect further cost and efficiency improvements going forward. We are relentlessly focusing on enhancing liquidity, with the new $500 million financing and the generation of over $100 million in free cash flow, bringing total cash [1] to approximately $1.3 billion as of September 30, 2020.
“While our market outlook remains cautious, we are encouraged by the fact that we have started to see activity stabilize in certain geographies and a gradual path to recovery in others. We have extended our runway for capitalizing on new opportunities and we will be working as a team to refine the Company’s strategy over the coming months, focusing on leveraging our sustainable competitive advantages in order to achieve our objective. I look forward to updating you on our plans and outlook for 2021 early next year.”
Notes:
[1] Includes cash and cash equivalents and restricted cash.
[2] Adjusted EBITDA excludes, among other items, impairments on long-lived assets, including goodwill, property plant and equipment, right-of-use assets, and inventory. Unlevered free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets, plus cash paid for interest. Adjusted EBITDA and unlevered free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.
[3] In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding stock-based compensation expense. Additional detail for the current and historical periods is provided in the tables below.

Leveraging Our Portfolio
The Weatherford team in Brazil has achieved over two years without a lost-time incident as well as a record safety score during its quarterly QHSE review with a customer. These milestones demonstrate the Company’s commitment and dedication to high-quality operations and flawless execution as well as high levels of collaboration amongst the One Weatherford team.
Weatherford was awarded a two-year contract by a customer in the Middle East to deliver products and services from our Completions, Liner Hangers and Cementation businesses. Weatherford was able to deliver meaningful value to the customer by leveraging our manufacturing center of excellence in Abu Dhabi.
Weatherford was also awarded the first managed pressure drilling (MPD) contract by a customer in the Middle East. The multi-year contract will deploy Weatherford’s intelligent MPD solution across all well types and covers the customer’s entire scope of work. The introduction of MPD services will improve the customer’s ability to address drilling hazards while enabling them to drill wells faster, cheaper, and safer with less impact on the reservoir.
The Company has and will continue to deploy its innovative solutions to meet customer’s needs, including:
•In the United Kingdom, Weatherford successfully deployed its Vero® automated connection integrity solution to run a chrome completion string in record time on a high-pressure, high-temperature asset. The Vero solution doubled previous run rates and saved the operator two days of rig time;
•A major operator in the United States will deploy the ForeSite® production optimization software platform across their assets in an entire basin, allowing them to monitor and manage thousands of wells with an exception-based methodology that will help improve production and reduce costs by identifying well reliability issues in advance. This implementation allowed the customer to securely migrate historical production and workover records into ForeSite while also consolidating eight systems; and
•Weatherford will deploy its Centro™ digital well delivery solution for a national oil company in the Middle East. The service will combine offerings from the Company’s directional drilling and MPD businesses and will also utilize our real-time operations center in the region.
Expanding Our Margins
The Company has implemented actions to exceed its previously-announced cost savings plan, which is expected to generate over $800 million of savings on an annualized basis and expects further cost and efficiency improvements going forward.
The impact of the Company’s aggressive actions are materializing in our results, with third-quarter 2020 adjusted EBITDA margins increasing 328 basis points sequentially. Compared to the third quarter of 2019, adjusted EBITDA margins were down 72 basis points despite a 39% reduction in revenue over the same period, yielding year-on-year adjusted EBITDA decrementals of 15% (with decrementals calculated as the change in adjusted EBITDA divided by the change in revenues).

Enhancing Our Liquidity
The Company’s liquidity position was enhanced during the quarter through both external and internal actions, with total cash increasing by $537 million sequentially to approximately $1.3 billion as of September 30, 2020.
On August 28, 2020 the Company completed a series of financing transactions, including issuing $500 million of senior secured first lien notes (the “Senior Secured Notes”), terminating its senior secured asset-based lending agreement (the “ABL Credit Agreement”), and amending and increasing the size of its senior secured letter of credit agreement (the “LC Credit Agreement”) to $215 million.
These transactions meaningfully enhanced the Company’s financial strength, with the proceeds of the Senior Secured Notes being used to terminate the ABL Credit Agreement, increase liquidity and support the issuance of letters of credit. In addition, by terminating the ABL Credit Agreement, Weatherford has eliminated the risk of a potential breach of the associated financial covenants. As a result, the Company has alleviated the previously disclosed substantial doubt of our ability to continue as a going concern.
Third-quarter 2020 unlevered free cash flow of $107 million was flat sequentially and improved $312 million year-on-year, due to the monetization of net working capital, reduced capital expenditures and our actions to expand margins.
Results by Operating Segment
Western Hemisphere

	Successor		Predecessor
			Quarter
	Quarter Ended		Ended	Variance
($ in Millions)	9/30/20	6/30/20	9/30/19	Seq.		YoY
Revenues:
North America	$175	$172	$383	2%		(54)%
Latin America	141	138	292	2%		(52)%
Total Revenues	$316	$310	$675	2%		(53)%

Adjusted Segment EBITDA	$29	$6	$60	383%		(52)%
% Margin	9%	2%	9%	730	bps	30	bps

Third-quarter 2020 Western Hemisphere revenues of $316 million increased 2% sequentially and decreased 53% year-on-year.
In North America, third-quarter 2020 revenues of $175 million increased by 2% sequentially largely due to increased production and workover activity as well as seasonal activity increases in Canada following spring break-up. The 2% sequential revenue increase compares favorably to the corresponding 28% decline in average North America rig count and is in-line with the estimated growth of hydrocarbon production in North America during the quarter.
Third-quarter 2020 revenues of $141 million in Latin America increased 2% sequentially, with activity in Argentina and Colombia beginning to recover from shutdowns associated with the COVID-19 pandemic which was partially offset by reduced activity and lower customer spending in other countries.
Third-quarter 2020 adjusted segment EBITDA of $29 million increased $23 million sequentially and associated margins of 9% increased by 730 basis points versus the second quarter of 2020. The growth in adjusted segment EBITDA was driven by increased activity in North and Latin America as well as the impact of the Company’s cost reduction actions, as evidenced by adjusted segment EBITDA decrementals of 9% year-on-year.
Eastern Hemisphere

	Successor		Predecessor
			Quarter
	Quarter Ended		Ended	Variance
($ in Millions)	9/30/20	6/30/20	9/30/19	Seq.		YoY
Revenues:
Middle East, North Africa & Asia	$319	$341	$377	(6)%		(15)%
Europe, SSA & Russia	172	170	262	1%		(34)%
Total Revenues	$491	$511	$639	(4)%		(23)%

Adjusted Segment EBITDA	$104	$100	$145	4%		(28)%
% Margin	21%	20%	23%	160	bps	(150)	bps

Third-quarter 2020 Eastern Hemisphere revenues of $491 million declined 4% sequentially and 23% year-on-year.
In the Middle East, North Africa, and Asia, third-quarter 2020 revenues of $319 million declined 6% sequentially, primarily due to reduced drilling activity in the Middle East associated with OPEC+ production cuts and the COVID-19 pandemic, which were partially offset by growth in Asia associated with increased Production and Completions product sales.
Third-quarter 2020 revenues in Europe, Sub Saharan Africa and Russia of $172 million increased 1% sequentially, as activity increases in Europe due to the easing of restrictions associated with the COVID-19 pandemic were partially offset by lower Production and Completions product sales in Russia.
Third-quarter 2020 adjusted segment EBITDA of $104 million increased $4 million sequentially and associated margins of 21% improved 160 basis points versus the second quarter of 2020. The increase in adjusted segment EBITDA was driven by the Company’s cost savings efforts and a one-time benefit related to capital sales made during the third quarter of 2019, which were partially offset by lower activity levels in the Middle East.
Restructuring Charges
Weatherford recorded restructuring and other charges of $47 million during the quarter related to the Company’s headcount reductions, facility consolidation, and other activities.

About Weatherford
Weatherford is a leading wellbore and production solutions company. Operating in more than 80 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 18,000 team members and approximately 400 operating locations, including manufacturing, research and development, service, and training facilities. Visit https://www.weatherford.com/ for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.
Conference Call Details
Weatherford will host a conference call on Wednesday, November 4, 2020, to discuss the results for the third quarter ending September 30, 2020. The conference call is scheduled to begin at 8:00 a.m. Eastern Time (7:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can access the conference call online at https://www.weatherford.com/en/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Listeners should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until November 18, 2020, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 10148387.
###
Contacts
For Investors:
Sebastian Pellizzer
Senior Director, Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Christopher Wailes
Director, Global Media Engagement
+1 832-851-8308
christopher.wailes@weatherford.com

Forward-Looking Statements
This news release contains forward-looking statements concerning, among other things, the Company’s quarterly and full-year net debt, forecasts or expectations regarding business outlook, cost savings plans, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the price and price volatility of oil and natural gas; the extent or duration of business interruptions, demand for oil and gas and depressed commodity prices associated with COVID-19 pandemic; general global economic repercussions related to COVID-19 pandemic; the macroeconomic outlook for the oil and gas industry; and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and June 30, 2020, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Quarterly Condensed Consolidated Statements of Operations (Unaudited)
($ in Millions, Except Per Share Amounts)

	Successor		Predecessor
			Quarter
	Quarter Ended		Ended
	09/30/20	06/30/20	09/30/19
Revenues:
Western Hemisphere	$316	$310	$675
Eastern Hemisphere	491	511	639
Total Revenues	807	821	1,314
Operating Income (Loss):
Western Hemisphere	(2)	(23)	15
Eastern Hemisphere	5	15	56
Segment Operating Income (Loss)	3	(8)	71
Corporate Expenses	(28)	(26)	(31)
Impairments and Other Charges [1]	(47)	(463)	(494)
Gain on Sale of Operational Assets	12	—	15
Loss on Sale of Business	—	—	(8)
Total Operating Loss	(60)	(497)	(447)
Other Income (Expense):
Interest Expense, Net	(79)	(59)	(26)
Reorganization Items	—	—	(303)
Other Non-Operating Expenses, Net	(20)	(11)	(8)
Net Loss Before Income Taxes	(159)	(567)	(784)
Income Tax Provision	(8)	(12)	(31)
Net Loss	(167)	(579)	(815)
Net Income Attributable to Noncontrolling Interests	7	2	6
Net Loss Attributable to Weatherford	$(174)	$(581)	$(821)

Basic and Diluted Loss Per Share	$(2.48)	$(8.30)	$(0.82)
Basic and Diluted Weighted Average Shares Outstanding	70	70	1,004
[1]See Quarterly Selected Statements of Operations Information Table for details of the impairments and other charges by quarter.

Weatherford International plc
Full Year Condensed Consolidated Statements of Operations (Unaudited)
($ in Millions, Except Per Share Amounts)

	Successor	Predecessor
	Nine Months	Nine Months
	Ended	Ended
	09/30/20	09/30/19
Revenues:
Western Hemisphere	$1,214	$2,120
Eastern Hemisphere	1,629	1,849
Total Revenues	2,843	3,969
Operating Income (Loss):
Western Hemisphere	4	35
Eastern Hemisphere	38	104
Segment Operating Income	42	139
Corporate Expenses	(80)	(95)
Impairments and Other Charges [1]	(1,353)	(1,029)
Gain on Sale of Operational Assets	12	15
Gain on Sale of Business	—	104
Total Operating Loss	(1,379)	(866)
Other Income (Expense):
Interest Expense, Net	(196)	(341)
Reorganization Items	(9)	(303)
Other Non-Operating Expenses, Net	(56)	(18)
Net Loss Before Income Taxes	(1,640)	(1,528)
Income Tax Provision	(64)	(76)
Net Loss	(1,704)	(1,604)
Net Income Attributable to Noncontrolling Interests	17	14
Net Loss Attributable to Weatherford	$(1,721)	$(1,618)

Basic and Diluted Loss Per Share	$(24.58)	$(1.61)
Basic and Diluted Weighted Average Shares Outstanding	70	1,004
[1]See Quarterly Selected Statements of Operations Information Table for details of the impairments and other charges by quarter.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)
($ in Millions)

	9/30/2020	12/31/2019
Assets:
Cash and Cash Equivalents	$1,121	$618
Restricted Cash	172	182
Accounts Receivable, Net	835	1,241
Inventories, Net	811	972

Property, Plant and Equipment, Net	1,304	2,122
Goodwill	—	239
Intangibles, Net	841	1,114

Liabilities:
Accounts Payable	332	585
Short-term Borrowings and Current Portion of Long-term Debt	14	13
Long-term Debt	2,602	2,151

Shareholders’ Equity:
Total Shareholders’ Equity	1,123	2,916

Components of Net Debt [1]:
Short-term Borrowings and Current Portion of Long-term Debt	14	13
Long-term Debt	2,602	2,151
Less: Cash and Cash Equivalents	1,121	618
Less: Restricted Cash	172	182
Net Debt [1]	$1,323	$1,364
[1] Net debt is a non-GAAP measure calculated as total short- and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Condensed Consolidated Statement of Cash Flows (Unaudited)
($ in Millions)

	Successor	Predecessor	Successor
	Nine Months	Nine Months	Three Months
	Ended	Ended	Ended
	9/30/2020	9/30/19	9/30/2020
Net Loss	$(1,704)	$(1,604)	$(167)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation and Amortization	387	357	117
Goodwill Impairment	239	730	—
Impairments and Other Charges [1]	1,114	213	47
Reorganization Related Charges	—	244	—
Gain on Sale of Business	—	(104)	—
Working Capital [2]	106	(404)	59
Other Operating Activities	46	(111)	71
Total Cash Flows Provided by (Used in) Operating Activities	188	(679)	127
Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(100)	(177)	(27)
Proceeds from Disposition of Assets	13	80	5
Proceeds from Disposition of Businesses, Net	1	319	—
Other Investing Activities	(3)	(12)	19
Net Cash Provided by (Used in) Investing Activities	(89)	210	(3)
Cash Flows From Financing Activities:
Borrowings of Long-term Debt	457	—	457
Borrowings (Repayments) of Debtor in Possession Credit Agreement, Net	—	1,386	—
Debtor in Possession Financing Fees and Payments on Backstop Agreement	—	(110)	—
Repayments of Long-term Debt	(7)	(317)	(2)
Borrowings (Repayments) of Short-term Debt, Net	(22)	(25)	(29)
Other Financing Activities, Net	(28)	(17)	(14)
Net Cash Provided by (Used in) Financing Activities	400	917	412

Free Cash Flow [3] [4]:
Cash Flows Provided by (Used in) Operating Activities	$188	$(679)	$127
Capital Expenditures for Property, Plant and Equipment	(100)	(177)	(27)
Proceeds from Disposition of Assets	13	80	5
Free Cash Flow [3] [4]	$101	$(776)	$105
[1]Impairments and other charges reflects the sum of long-lived asset impairments, restructuring, inventory and other operating charges.
[2]Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
[3]Free cash flow is a non-GAAP measure calculated as cash flows provided by (used in) operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by (used in) operating activities.
[4]Predecessor Free Cash Flow for the third quarter of 2019 was negative $229 million and was comprised of cash used in operating activities of $201 million less capital expenditures of $63 million plus proceeds from the disposition of assets of $35 million.

Weatherford International plc
Quarterly Selected Statements of Operations Information (Unaudited)
($ in Millions)

	Successor		Predecessor	Successor	Predecessor
			Quarter	Nine Months	Nine Months
	Quarter Ended		Ended	Ended	Ended
	9/30/20	6/30/20	9/30/19	09/30/20	09/30/19
Revenues
Western Hemisphere	$316	$310	$675	1,214	$2,120
Eastern Hemisphere	491	511	639	1,629	1,849
Total Revenues	$807	$821	$1,314	$2,843	$3,969
Adjusted EBITDA[1]
Western Hemisphere	$29	$6	$60	$111	$175
Eastern Hemisphere	104	100	145	331	337
Adjusted Segment EBITDA	133	106	205	442	512
Corporate and Other	(29)	(27)	(26)	(81)	(76)
Total Adjusted EBITDA	$104	$79	$179	361	436
Operating Income (Loss)
Western Hemisphere	$(2)	$(23)	$15	4	35
Eastern Hemisphere	5	15	56	38	104
Segment Operating Income	3	(8)	71	42	139
Corporate Expenses	(28)	(26)	(31)	(80)	(95)
Long-lived Asset Impairments	—	(178)	—	(818)	(20)
Inventory Charges	—	(134)	—	(134)	—
Goodwill Impairment	—	(72)	(399)	(239)	(730)
Restructuring and Other Charges	(47)	(79)	(95)	(162)	(193)
Prepetition Charges	—	—	—	—	(86)
Gain on Sale of Operational Assets	12	—	15	12	15
Gain (Loss) on Sale of Business	—	—	(8)	—	104
Total Operating Loss	$(60)	$(497)	$(447)	$(1,379)	$(866)
Depreciation and Amortization
Western Hemisphere	$31	29	$44	$107	$137
Eastern Hemisphere	87	85	73	281	215
Corporate	(1)	(1)	1	(1)	5
Total Depreciation and Amortization	$117	113	$118	$387	$357
[1]In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. We had $0.1 million of stock-based compensation during 2020. Historical periods have been restated to reflect this methodology and stock-based compensation expense was $6 million and $20 million for the three and nine months ended 2019, respectively. For certain of the periods presented, the Eastern Hemisphere Adjusted Segment EBITDA includes the Gain on Sale of Operational Assets.

Weatherford International plc
Quarterly Selected Statements of Operations Information (Unaudited) - Product Line Revenues
($ in Millions)

	Successor		Predecessor	Successor	Predecessor
			Quarter	Nine Months	Nine Months
	Quarter Ended		Ended	Ended	Ended
Product Line [1] Revenues	9/30/20	6/30/20	9/30/19	09/30/20	09/30/19
Product Line Revenue by Hemisphere:
Production and Completions	$170	$165	$348	$632	$1,098
Drilling, Evaluation and Intervention	146	145	327	582	1,022
Western Hemisphere	$316	$310	$675	$1,214	$2,120

Production and Completions	$241	$240	$265	$783	$792
Drilling, Evaluation and Intervention	250	271	374	846	1,057
Eastern Hemisphere	$491	$511	$639	$1,629	$1,849

Total Production and Completions	$411	$405	$613	$1,415	$1,890
Total Drilling, Evaluation and Intervention	396	416	701	1,428	2,079
Total Product Line Revenues	$807	$821	$1,314	$2,843	$3,969
[1]Our two primary product lines are as follows: (1) Production and Completions and (2) Drilling, Evaluation and Intervention. Production and Completions includes Artificial Lift Systems, Stimulation and Testing and Production Services, Completion Systems, Liner Systems and Cementing Products. Drilling, Evaluation and Intervention includes Managed Pressure Drilling, Wireline Services, Tubular Running Services, Intervention Services, and Drilling Tools and Rental Equipment.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Quarterly Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Successor		Predecessor	Successor	Predecessor
			Quarter	Nine Months	Nine Months
	Quarter Ended		Ended	Ended	Ended
	9/30/20	6/30/20	9/30/19	9/30/20	9/30/19
Operating Income (Loss):
GAAP Operating Loss	$(60)	$(497)	$(447)	$(1,379)	$(866)
Impairments and Other Charges	47	463	494	1,353	1,029
(Gain) on Sale of Operational Assets	(12)	—	(15)	(12)	(15)
(Gain) Loss on Sale of Business	—	—	8	—	(104)
Operating Non-GAAP Adjustments	35	463	487	1,341	910
Non-GAAP Adjusted Operating Income (Loss)	$(25)	$(34)	$40	$(38)	$44

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(159)	$(567)	$(784)	$(1,640)	$(1,528)
Operating Non-GAAP Adjustments	35	463	487	1,341	910
Reorganization Items	—	—	303	9	303
Non-GAAP Adjustments Before Taxes	35	463	790	1,350	1,213
Non-GAAP Loss Before Income Taxes	$(124)	$(104)	$6	$(290)	$(315)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(8)	$(12)	$(31)	$(64)	$(76)
Tax Effect on Non-GAAP Adjustments	(3)	(2)	(4)	(12)	(10)
Non-GAAP Provision for Income Taxes	$(11)	$(14)	$(35)	$(76)	$(86)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(174)	$(581)	$(821)	$(1,721)	$(1,618)
Non-GAAP Adjustments, net of tax	32	461	786	1,338	1,203
Non-GAAP Net Loss	$(142)	$(120)	$(35)	$(383)	$(415)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(2.48)	$(8.30)	$(0.82)	$(24.58)	$(1.61)
Non-GAAP Adjustments, net of tax	0.45	6.59	0.79	19.11	1.20
Non-GAAP Diluted Loss per Share	$(2.03)	$(1.71)	$(0.03)	$(5.47)	$(0.41)

Weatherford International plc
Quarterly Reconciliation of GAAP to Non-GAAP Financial Measures - EBITDA (Unaudited)
($ in Millions)

	Successor		Predecessor
			Quarter
	Quarter Ended		Ended
	9/30/20	06/30/20	9/30/19
Net Loss Attributable to Weatherford	$(174)	$(581)	$(821)
Net Income Attributable to Noncontrolling Interests	7	2	6
Net Loss	(167)	(579)	(815)
Interest Expense, Net	79	59	26
Income Tax Provision	8	12	31
Depreciation and Amortization	117	113	118
EBITDA	37	(395)	(640)
Other (Income) Expense Adjustments:
Reorganization Items	—	—	303
Impairments and Other Charges	47	463	494
Loss on Sale of Business	—	—	8
Stock-Based Compensation	—	—	6
Other Non-Operating Expense, Net	20	11	8
Adjusted EBITDA [1]	$104	$79	$179
[1]In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. Historical periods have been restated to reflect this methodology. For certain of the periods presented, Adjusted EBITDA includes the Gain on Sale of Operational Assets. See continuation of Adjusted EBITDA to Unlevered Free Cash Flow and Free Cash Flow in the last table.

Weatherford International plc
Full Year Reconciliation of GAAP to Non-GAAP Financial Measures - EBITDA (Unaudited)
($ in Millions)

	Successor	Predecessor
	Nine Months	Nine Months
	Ended	Ended
	09/30/20	9/30/19
Net Loss Attributable to Weatherford	$(1,721)	$(1,618)
Net Income Attributable to Noncontrolling Interests	17	14
Net Loss	(1,704)	(1,604)
Interest Expense, Net	196	341
Income Tax Provision	64	76
Depreciation and Amortization	387	357
EBITDA	(1,057)	(830)

Other (Income) Expense Adjustments:
Reorganization Items	9	303
Impairments and Other Charges	1,353	1,029
Gain on Sale of Business	—	(104)
Stock-Based Compensation	—	20
Other Non-Operating Expense, Net	56	18
Adjusted EBITDA [1]	$361	$436
[1]In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. Historical periods have been restated to reflect this methodology. For the periods presented, Adjusted EBITDA includes the Gain on Sale of Operational Assets. See continuation of Adjusted EBITDA to Unlevered Free Cash Flow and Free Cash Flow in the last table.

Weatherford International plc
Quarterly and Full Year GAAP to Non-GAAP Financial Measures (Continued From EBITDA Tables)
Adjusted EBITDA to Unlevered Free Cash Flow and Free Cash Flow (Unaudited)
($ in Millions)

	Successor		Predecessor	Successor	Predecessor
			Quarter	Nine Months	Nine Months
	Quarter Ended		Ended	Ended	Ended
	9/30/20	6/30/20	9/30/19	9/30/20	9/30/19
Adjusted EBITDA [1]	$104	$79	$179	$361	$436
Cash From (Used) for Working Capital	59	130	(230)	106	(404)
Capital Expenditures for Property, Plant and Equipment	(27)	(35)	(63)	(100)	(177)
Cash Paid for Taxes	(20)	(19)	(14)	(60)	(65)
Cash Paid for Severance and Restructuring	(34)	(58)	(48)	(109)	(100)
Other	25	11	(29)	17	(218)
Unlevered Free Cash Flow	$107	$108	$(205)	$215	$(528)
Cash Paid for Interest	(2)	(110)	(24)	(114)	(248)
Free Cash Flow [2]	$105	$(2)	$(229)	$101	$(776)
[1]In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. Historical periods have been restated to reflect this methodology. For certain of the periods presented, Adjusted EBITDA includes the Gain on Sale of Operational Assets.
[2]Free cash flow is a non-GAAP measure calculated as cash flows provided by (used in) operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by (used in) operating activities.